Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

LIFEMD, INC.

SENIOR SECURED REDEEMABLE DEBENTURE

Dated as of: June 1, 2021

Principal Amount: $15,000,000.00

Effective Date: June 1, 2021

Maturity Date: June 1, 2024

This SENIOR SECURED REDEEMABLE DEBENTURE (the “Debenture”) is issued, dated as of June 1, 2021 (the “Effective Date”), by LIFEMD, INC., a corporation incorporated under the laws of the State of Delaware (the “Company”), to [           ], a limited liability company organized and existing under the laws of Delaware (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under the Securities Act of 1933, as amended. This Debenture is issued in connection with that certain Securities Purchase Agreement, dated as of the date hereof, by and between the Company and the Holder (the “Purchase Agreement”). All capitalized terms used in this Debenture and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

ARTICLE I

Section 1.01 Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder, by no later than May June 1, 2024 (the “Maturity Date”), in immediately available and lawful money of the United States of America, Fifteen Million and No/100 United States Dollars ($15,000,000.00), together with interest on the outstanding principal amount under this Debenture, at the Interest Rate, as more specifically provided below. For purposes of the Transaction Documents “Interest Rate” shall mean (i) for the period beginning of the Effective Date and ending on the date that is six (6) months thereafter (the “Initial Interest Rate Period”), six percent (6%), (ii) for the period beginning the date following the Initial Interest Rate Period and ending on the date that is three (3) months thereafter (the “Second Interest Rate Period”), nine percent (9%), and (iii) for the period beginning the date following the Second Interest Rate Period and ending on the Maturity Date, twelve percent (12%). All interest accruing hereunder shall be paid-in-kind on the last day of each calendar month by capitalizing and adding such amount to the outstanding principal balance of this Debenture, which amount shall thereafter constitute principal hereunder.

Section 1.02 Optional Redemption Prior to Maturity. The Company, at its option, shall have the right to redeem this Debenture in full and for cash, at any time prior to the Maturity Date, with two (2) business days advance written notice (the “Redemption Notice”) to the Holder. The amount required to redeem this Debenture in full pursuant to this Section 1.02 shall be equal to: (i) the aggregate principal amount then outstanding under this Debenture; plus all accrued and unpaid interest due under this Debenture as of the redemption date; plus (ii) all other costs, fees and charges due and payable hereunder or under any other “Transaction Documents” (collectively, the “Redemption Amount”). The Company shall deliver the Redemption Amount to the Holder on the third (3rd) business day after the date of the Redemption Notice.

Section 1.03 Mandatory Redemption at Maturity. On the Maturity Date, the Company shall redeem this Debenture for the Redemption Amount, which Redemption Amount shall be due and payable to the Holder by no later than 2:00 P.M., EST, on the Maturity Date.

Section 1.04      Payments.

(1)       Payments. The Company shall pay all outstanding principal and interest to the Holder, no later than the Maturity Date in connection with the Mandatory Redemption provided for in Section 1.03. In the event such day is not a Business Day, then said payment shall be due on the first Business Day thereafter occurring. For the avoidance of doubt, the Company may prepay all or any portion of the amounts due hereunder prior to the Maturity Date without penalty.

(2)       Interest Calculations; Payment Application. Interest shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed, commencing on the Effective Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder or under any Transaction Documents, has been made. All payments received and actually collected by Holder hereunder shall be applied first to any costs and expenses due or incurred hereunder or under any other Transaction Documents, second to accrued and unpaid interest hereunder, and last to reduce the outstanding principal balance of this Debenture.

Section 1.05. Manner of Payments. All sums payable to the order of Holder hereunder shall be payable by ACH transfer of lawful dollars of the United States of America to the ACH instructions set forth below, or at such place as Holder, from time to time, may designate in writing. ACH Instructions for all sums due and payable hereunder are as follows:

Bank Name:
Bank Address:
Beneficiary Account Name:
Beneficiary Account Number:
ACH Transfer/Routing Number:
SWIFT:

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ARTICLE II

Section 2.01 Secured Nature of Debenture. This Debenture is being issued in connection with the Purchase Agreement. The indebtedness evidenced by this Debenture is also secured pursuant to the terms of the Security Agreement by all of the assets and property of the Company and various other instruments and documents referred to in the Purchase Agreement as the “Transaction Documents”. All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

ARTICLE III

Section 3.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Company shall fail to pay (x) any interest or principal when due or (y) other charges due under this Debenture or any other Transaction Documents within five (5) Business Days following the date when any such payment shall be due and payable; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (v) the Company files a petition under 11 U.S.C. Section 101 et. seq. or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect (“Debtor Relief Laws”); (vi) the Company admits, in writing, its inability to pay its debts as they become due or the Company otherwise becomes insolvent; (vii) a proceeding or petition under any Debtor Relief Law, is filed against the Company and such proceeding or petition is not dismissed within sixty (60) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under any Debtor Relief Law; (ix) any written warranty, representation, certificate or statement of the Company in this Debenture, the Purchase Agreement or any other Transaction Document or any other agreement with Holder shall be false or misleading in any material respect when made or deemed made; and (x) the Company shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Debenture, the Purchase Agreement or any of the other Transaction Documents on the part of the Company to be performed complied with or abided by and such failure continues or remains uncured for ten (10) days.

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Section 3.02 Remedies. Upon the occurrence of an Event of Default, the Interest Rate on this Debenture shall immediately be increased to the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum interest rate allowable by law, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Company hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Debenture or any of the other Transaction Documents; provided that, in the case of an Event of Default described in Section 3.01(ii), (iii), (iv), (v), (vi), (vii) or (viii) above, all amounts payable by the Company hereunder, including, without limitation, the principal balance and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by the Holder. In connection with the Holder’s rights hereunder upon an Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

ARTICLE IV

Section 4.01 Usury Savings Clause. Notwithstanding any provision in this Debenture or the other Transaction Documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

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ARTICLE V

Section 5.01  Exercise of Remedies. The remedies of the Holder as provided herein and in any of the other Transaction Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Section 5.02 No Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

ARTICLE VI

Section 6.01 Notice. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Debenture must be made in the manner provided for in the Purchase Agreement.

Section 6.02 Governing Law and Venue. The Company and Holder each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Debenture or related to any matter which is the subject of or incidental to this Debenture (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in the Southern District of New York. The Company and Holder each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said district, and each waives any objection based on forum non conveniens. All terms and provisions hereof and the rights and obligations of the Company and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of New York, without reference to conflict of laws principles.

Section 6.03 Severability. In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Debenture operates or would prospectively operate to invalidate this Debenture, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Debenture. The remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Section 6.04 Entire Agreement and Amendments. This Debenture, together with the other Transaction Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05 Binding Effect. This Debenture shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

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Section 6.06 Assignment. The Holder may from time to time sell or assign, in whole or in part, or grant participations in, this Debenture and/or the obligations evidenced hereby without the consent of the Company. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (i) entitled to all of the rights obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation), in each case as fully as though the Company was directly indebted to such holder. Holder may in its discretion give notice to the Company of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder’s or such holder’s rights hereunder.

Section 6.07 Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture or in lieu of or in substitution for a lost, stolen or destroyed Debenture a new Debenture for the principal amount of this Debenture so mutilated, lost stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

Section 6.08 WAIVER OF JURY TRIAL. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS DEBENTURE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE COMPANY AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS DEBENTURE FROM THE COMPANY. THE COMPANY’S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

[signature page follows]

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IN WITNESS WHEREOF with the intent to be legally bound hereby, the Company has executed this Senior Secured Redeemable Debenture as of the date first written above.

LIFEMD, INC.

By:
Name:	Justin Schreiber
Title:	CEO

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